Exhibit 99.1

RiceBran Technologies Announces $3 Million Registered Direct Offering

Tomball, Texas, September 9, 2021 — RiceBran Technologies (NASDAQ: RIBT) (the “Company”), a global leader in the development and production of critical nutritional and functional ingredients derived from small and ancient grains for the healthy food, nutraceutical, pet care and animal feed markets, today announced that it has entered into a definitive securities purchase agreement with an institutional investor (the “Investor”). Upon closing, the Company expects to receive gross proceeds of approximately $3.0 million, not including any proceeds that may be received upon the exercise of warrants.

Under the securities purchase agreement, the Investor has agreed to purchase (i) 2,307,500 shares of the Company’s Common Stock at a purchase price of $0.65 per share, (ii) warrants to purchase 2,307,885 shares of Common Stock, exercisable for a period of five years following the date of issuance with an exercise price of $0.65 per share, $0.6499 per share of which will be prefunded, and (iii) warrants to purchase 2,307,693 shares of common stock exercisable for a period of five years following the date of issuance with an exercise price of $1.00 per share, which exercise price will be subject to adjustment on the first and second anniversaries of issuance if 110% of the 5-day volume weighted average price of the Company’s Common Stock is less than the then-current exercise price. The closing is expected to occur on September 13, 2021, subject to customary conditions. Until the second anniversary of the closing of this offering, the Investor will have the right to participate for up to 45% of the securities offer by the Company in future offerings, subject to certain exceptions, and the Company has agreed to suspend its sale of securities under it’s At The Market (ATM) equity issuance program.

“This injection of capital, from a sophisticated institutional investor, allows RiceBran to make key investments to support our transition to a high value-add ingredient company by enabling us to expand our production capabilities ahead of an expected increase in demand,” said Todd Mitchell, RiceBran Technologies, Chief Financial Officer. “Additionally, this investment gives us greater flexibility to make other improvements to our capital structure.”

The securities described above are being offered pursuant to a “shelf” registration statement (File No. 333-232447) filed with the Securities and Exchange Commission (SEC) on June 28, 2019 and declared effective on July 11, 2019. Such securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A prospectus supplement and the accompanying prospectus relating to the offering of the securities will be filed with the SEC. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the offering of the securities may be obtained, when available, on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company focused on the development, production, and marketing of products derived from traditional and ancient small grains. Notably, it is a global leader in the production and marketing of stabilized rice bran (“SRB”), and high value-added derivative products derived from SRB, as well as a processor of rice, rice co-products, and barley and oat products. The Company produces products utilizing proprietary processes to deliver improved nutrition, ease of use, and extended shelf-life, while addressing consumer demand for all natural, non-GMO and organic products. The target markets for the Company’s products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers, both domestically and internationally. More information can be found in the Company’s filings with the SEC and by visiting its website at http://www.ricebrantech.com.

Forward-Looking Statements

This release includes “forward-looking statements,” including statements relating to the registered direct offering and the use of proceeds therefrom. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under the Company’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as statements regarding the closing of the offering, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements. Except as required by law, the Company expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements. The Company cautions you that these forward-looking statements are inherently subject to certain risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. These risks include the risks described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its subsequently filed Quarterly Reports on Form 10-Q.

Investor Contact

Rob Fink / Matt Chesler, CFA

FNK IR

ribt@fnkir.com

646.809.4048 / 646.809.2183